EXHIBIT 2.3
UNIT PURCHASE AGREEMENT
by and among
CLIFFS NATURAL RESOURCES INC.,
CLF PINNOAK LLC
and
SENECA COAL RESOURCES, LLC
Dated as of and effective as of December 22, 2015

i

Sections of Disclosure Schedule (purely for reference):
Section	Description
1.1(a)	Farming and Residential Leases
1.1(b)	Knowledge of Parent
3.3	Consents and Approvals
4.1	Organization and Authority
4.2(a)	Subsidiaries: Name and Jurisdiction of Formation
4.2(b)	Subsidiaries: Jurisdictions of Foreign Qualification
4.3	No Conflict (Parent and Seller)
4.4	Capitalization
4.5(c)	Absences of Certain Facts or Events
4.5(d)	No Undisclosed Liabilities
4.6	Absence of Litigation
4.7	Compliance with Laws
4.8	Material Contracts
4.9(a)	Real Property: Leased Real Property
4.9(b)(i)	Real Property: Owned Real Property
4.9(b)(ii)	Real Property: Owned Real Property Exceptions for Access
4.9(b)(iii)	Real Property: Owned Real Property Exceptions for Occupancy
4.10	Personal Property
4.11(a)	Intellectual Property: Ownership
4.11(b)	Intellectual Property: Listing
4.11(c)	Intellectual Property: Parent Marks and Websites
4.12(a)(i)	Environmental: Compliance with Environmental Laws
4.12(a)(ii)	Environmental: Environmental Authorizations
4.12(b)	Environmental: Notices
4.12(c)	Environmental: Governmental Orders
4.12(d)	Environmental: Hazardous Material Release
4.12(f)	Environmental: Hazardous Material Presence
4.12(g)	Environmental: Hazardous Material Disposition
4.13(a)	Employee Benefit Plans: Listing
4.13(d)	Employee Benefit Plans: Multiemployer Plan
4.13(e)	Employee Benefit Plans: Multiemployer Pension Plan
4.13(i)	Employee Benefit Plans: Proceedings
4.13(j)	Employee Benefit Plans: Change of Control
4.13(l)	Employee Benefit Plans: Severance
4.14(a)	Labor Matters: Collective Bargaining Agreements
4.14(b)	Labor Matters: Compliance with Laws
4.15(a)	Taxes: Tax Returns
4.15(b)	Taxes: Payments
4.15(c)	Taxes: Audits
4.16	Transactions with Affiliates

4.17	Brokers
4.18	Insurance
4.19	Inventories
4.20	Indebtedness
4.21(a)	Accounts Receivable
4.21(b)	Accounts Receivable
4.22	Bank Accounts
6.10(a)	U.S. Steel Notifications: Employees
6.10(b)	U.S. Steel Notifications: Notices
6.11(a)	Bonds
6.13	Proceeds from Sale of Lucchini Account Receivable
7.1(f)	Director and Officer Resignations
7.1(h)	Required Consents
7.1(i)	Remaining Liens

UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT, dated as of and effective as of December 22, 2015 (this “Agreement”), is made and entered into by and among Cliffs Natural Resources Inc., an Ohio corporation (“Parent”), CLF PinnOak LLC, a Delaware limited liability company (“Seller”), and Seneca Coal Resources, LLC, a Delaware limited liability company (“Purchaser”).
RECITALS:
A.Parent is the ultimate parent entity of Seller and will benefit from the consummation of the transactions contemplated by this Agreement.
B.Seller is the record and beneficial owner of all of the outstanding equity interests (the “Units”) of Cliffs North American Coal LLC, a Delaware limited liability company (“CNAC”).
C.CNAC is the record and beneficial owner of all of the outstanding equity interests of each of (i) Pinnacle Mining Company, LLC, a Delaware limited liability company (“PMC”), (ii) Pinnacle Land Company, LLC, a Delaware limited liability company (“PLC”), (iii) Oak Grove Resources, LLC, a Delaware limited liability company (“OGR”), (iv) Oak Grove Land Company, LLC, a Delaware limited liability company (“OGLC”), and (v) Beard Pinnacle, LLC, an Oklahoma limited liability company (“Beard Pinnacle” and, collectively with PMC, PLC, OGR and OGLC, the “Companies”).
D.Seller desires to sell, and Purchaser desires to purchase, the Units on the terms and subject to the conditions set forth in this Agreement.
E.Parent and Seller believe it is in the best interest of Parent and Seller to consummate the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“1974 UMWA Pension Plan” means the United Mine Workers of America 1974 Pension Plan.
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have a correlative meaning.
“Bill of Sale” means a bill of sale to be executed by Seller on the Closing Date in a form reasonably acceptable to Purchaser and Parent.
“Bonds” means any financial assurances, including third party guarantees, as set forth on Section 6.11(a) of the Disclosure Schedule provided to any (i) third party or (ii) Governmental Authority, in either case with respect to the operation of the Business.

“Business” means the mining, processing, preparation and selling of coal from the surface and underground coal mines and related operations owned or operated by CNAC and its Subsidiaries.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.
“Change of Control” means, as to any Person, the occurrence of any of the following events: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting stock of such Person; (ii) consummation of a reorganization, merger or consolidation involving such Person, a sale or other disposition of all or substantially all of the assets or business of such Person, or any other similar transaction involving such Person (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of such Person immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including an entity that as a result of such transaction owns such Person or all or substantially all of such Person’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the voting stock of such Person, (B) no individual, entity or group (other than such Person, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by such Person, any subsidiary of such Person or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination, and (C) a majority of the members of the board of directors (or equivalent) of the entity resulting from such Business Combination were members of the board of directors (or equivalent) of such Person at the time of the execution of the initial agreement or of the action of the board of directors (or equivalent) of such Person providing for such Business Combination; or (iii) a complete liquidation or dissolution of such Person, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of clause (ii) above. For purposes of this definition, voting stock means securities (whether described as stock or otherwise) entitled to vote generally in the election of directors (or equivalent).
“Cleanup” means all actions required to: (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.
“Closing Date” means the date hereof.
“Coal Inventories” means, collectively, the Raw Coal and the Finished Goods Coal.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Contract” means any oral or written note, bond, contract, lease or other agreement.
“Disclosure Schedule” means the disclosure schedule executed by Parent and Seller and delivered to Purchaser on the date hereof.
“Environmental Claim” means any claim, action, cause of action, investigation, request for information, notice of violation or other notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, recycling, reclaiming, handling or Release into the indoor or outdoor environment of any Hazardous Material in, on, beneath or from any property currently owned, operated or leased by CNAC or any of its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law on or prior to the Closing Date by CNAC or any of its Subsidiaries.

“Environmental Law” means any Law currently in effect and relating to the regulation or protection of human health, safety or the indoor or outdoor environment or to emissions, discharges, Releases or threatened Releases, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, recycling, reclaiming or other handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Escrow Account” means the account established pursuant to the Escrow Agreement.
“Escrow Agent” means Delaware Trust Company.
“Escrow Agreement” means the agreement dated as of the date hereof among Parent, Seller, Purchaser and the Escrow Agent in respect of certain monies to be deposited with the Escrow Agent pursuant to the Override Right Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Title Insurance Policies” means all title insurance policies insuring (i) the surface title, fee title or mineral title, as applicable, with respect to the Owned Real Property and (ii) the leasehold title to the Leased Real Property.
“Farming and Residential Leases” means leases and license agreements pursuant to which CNAC or one of its Subsidiaries leases or licenses portions of the Owned Real Property to third parties for residential and/or farming purposes and that are set forth in Section 1.1(a) of the Disclosure Schedule.
“Finished Goods Coal” means the Tons of stockpiled coal located on properties owned, leased, operated or controlled by or on behalf of the Business or held by other Persons on behalf of the Companies or their Affiliates, other than Raw Coal, which are of suitable quality on a standalone or blended basis (with other available existing stockpiled coal) to be sold without further processing.
“GAAP” means United States generally accepted accounting principles as applied consistent with past practice.
“Governmental Authority” means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or court, tribunal or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Material” means: (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls; (ii) any chemicals or other materials or substances that are now defined as or included in the definition of “hazardous substance”, “hazardous waste”, “hazardous material”, “extremely hazardous substance”, “restricted hazardous waste”, “toxic substance”, “pollutant”, “contaminant” or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, exposure to which is now prohibited, limited or regulated by any Governmental Authority under any Environmental Law.
“Indebtedness” of any Person means all obligations of such Person, without duplication, (i) for borrowed money and (ii) in the nature of guarantees of the obligations described in clause (i) of any other Person.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.
“Indemnifying Party” means a Purchaser Indemnifying Party or a Seller Indemnifying Party.
“Independent Accounting Firm” means BDO USA, LLC; provided, that if such Person is unavailable, then such Person instead shall be a mutually acceptable nationally or regionally recognized firm of independent certified public accountants that has not provided material services to either Parent or Purchaser or their respective Affiliates in the preceding three years or, if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case, upon which Parent and Purchaser shall have agreed.
“Intellectual Property” means: (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; (ii) patents and copyrights (including registrations and applications for any of the foregoing); and (iii) software, confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies.
“Knowledge of Parent” means the actual knowledge of the individuals set forth in Section 1.1(b) of the Disclosure Schedule, in each case after reasonable inquiry of management of CNAC and its Subsidiaries.
“Law” means any United States federal, state or local or non-United States statute, law, ordinance, regulation, rule, code, Governmental Order or other requirement of law.
“Liabilities” means, as to any Person, all debts, liabilities and obligations, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, charge, adverse claim, title defect or lien of any kind.
“Material Adverse Effect” means any fact, condition, change or event that would, or could reasonably be expected to, individually or in the aggregate, materially and adversely affect (a) the results of operations or financial condition of the Business, taken as a whole, or (b) the ability of CNAC and its Subsidiaries to operate the Business immediately after the Closing in the manner operated immediately prior to the Closing; provided, however, that none of the following shall be deemed in themselves (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect so long as none of the following have a disproportionate effect on the Business: (i) any fact, condition, change or event that (A) arises out of or relates to a deterioration in general economic conditions or in the industry in which the Business operates generally, including a decline in prices or demand for coal or steel, increases in costs of transportation and raw materials, and labor shortages, or (B) is generally applicable to the United States economy or securities markets or the world economy or international securities markets; (ii) any fact, condition, change or event that arises out of or relates to any act of terrorism or war (whether or not declared); (iii) any fact, condition, change or event that arises out of or relates directly to the consummation of the transactions contemplated hereby; and (iv) any fact, condition, change or event that arises out of or relates to any change in accounting requirements or principles imposed upon the Business by Law or GAAP or any change in applicable Law or the interpretation thereof.
“Override Right Agreement” means the agreement dated as of the date hereof among Parent, Seller and Purchaser pursuant to which Purchaser shall be obligated (subject to the terms thereof) to make quarterly payments for the calendar quarters in the years 2016 through 2020.
“Parent Marks and Websites” means the trademarks, service marks, trade names, brand names, logos, domain names and websites of Parent and its Affiliates (other than CNAC and its Subsidiaries) that are used in the Business.
“Permitted Liens” means the following: (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen; (iii) Liens incurred or deposits made in the ordinary course of the business in connection with workers’ compensation, unemployment insurance or other types of social security; (iv) Liens referenced in Schedule B of the Existing Title Insurance Policies; (v) Liens of a type that would appear on a Schedule B of a title insurance policy that are Liens customarily applying to real property (such as ordinary course utility easements) that were not referenced in Schedule B of the Existing Title Insurance Policies only because updated versions of such Existing Title Insurance Policies were not procured as of the date hereof; and (vi) defects of title, easements, rights-of-way and restrictions that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the Business as presently conducted; provided, in each case, that such Permitted Liens neither individually nor in the aggregate have had, and would not reasonably be expected to have, a Material Adverse Effect on the operation of the Business as currently conducted.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Raw Coal” means unprocessed coal severed and located in stockpiles on the Real Property, which requires processing.
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
“Representatives” means, as to any Person, its members, managers, directors, officers, employees, affiliates, representatives (including financial advisors, attorneys and accountants), agents and potential sources of financing.
“Specified Current Assets” means the sum of “trade accounts receivables - net” plus “other current assets” of CNAC and its Subsidiaries as of the Closing Date, in each case, without duplication, determined in accordance with GAAP consistently applied in accordance with past practices, where each of “trade accounts receivables - net” and “other current assets” definitionally corresponds to such line items on the consolidating statement of financial position of CNAC as of September 30, 2015 provided by Parent to Purchaser prior to November 18, 2015.
“Specified Current Liabilities” means the difference of “current liabilities” less “payables to associated companies” of CNAC and its Subsidiaries as of the Closing Date, in each case, without duplication, determined in accordance with GAAP consistently applied in accordance with past practices, where each of “current liabilities” and “payables to associated companies” definitionally corresponds to such line items on the consolidating statement of financial position of CNAC as of September 30, 2015 provided by Parent to Purchaser prior to November 18, 2015.
“Subsidiary” means, with respect to any specified Person, any Person with respect to which such specified Person, directly or indirectly, owns or controls (i) more than 50% of the capital stock or other equity interests of such Person or (ii) capital stock or other equity interests representing more than 50% of the general voting power under ordinary circumstances of such Person, including any specified Person with the power to elect a majority of the board of directors (or equivalent) of such Person or with the power to direct the business and policies of such Person. Each of the Companies is a Subsidiary of CNAC.
“Tax” or “Taxes” means any and all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, severance, production, payroll or intangibles taxes, together with any interest, penalties, additions to tax and additional amounts imposed by any Tax authority with respect thereto.
“Tax Returns” means all returns and reports (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be supplied to a Tax authority relating to Taxes.
“Ton” means 2,000 pounds.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

Section 1.2    Index of Other Defined Terms. Each of the terms set forth below shall have the respective meaning ascribed thereto in the following sections:

Term	Section
Agreement	Preamble
Base Receivables	2.3(e)
Beard Pinnacle	Recitals
Business Combination	1.1
(in definition of Change of Control)
Claim Notice	8.5(a)
Closing	2.5
CNAC	Recitals

Collected Receivables	2.3(e)
Companies	Recitals
Consideration	2.2
Cut-Off Date	8.5(a)
Delaware Courts	9.10
Dispute Notice	2.3(b)
Dispute Period	2.3(b)
Employee Plan	4.13(a)
Employment and Labor Laws	4.14(b)
Environmental Authorizations	4.12(a)
ERISA Affiliate	4.13(a)
Financial Statements	4.5(a)
Guarantees	6.19
Interested Party	4.16
Interim Balance Sheet	4.5(b)
Interim Financial Statements	4.5(b)
Leased Real Property	4.9(a)
Leases	4.9(a)
Loss	8.2
Losses	8.2
Lucchini Receivable	6.13
Multiemployer Pension Plan	4.13(e)
OGLC	Recitals
OGR	Recitals
Owned Real Property	4.9(b)
Parent	Preamble
Pending Actions	6.12
PLC	Recitals
PMC	Recitals
Position Statement	2.3(d)
Pre-Closing Period	6.5(b)
Purchaser	Preamble
Purchaser Calculation	2.3(b)
Purchaser Indemnified Party	8.2
Purchaser Indemnifying Party	8.3
Resolution Period	2.3(c)
Seller	Preamble
Seller Indemnified Party	8.3
Seller Indemnifying Party	8.2
Signatory Companies	6.7(a)
Specified Net Current Asset Difference	2.3(a)
Straddle Period	6.5(b)
Tax Claim	6.5(f)
Third Party Claim	8.5(a)
Transfer Taxes	6.5(a)
Units	Recitals

Wage Agreements	6.7(a)

Section 1.3    Interpretation.
(a)Words in the singular shall be deemed to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires.
(b)The terms “hereof”, “herein”, “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article and Section references are to Articles and Sections of this Agreement unless otherwise specified.
(c)The word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless otherwise specified.
(d)Provisions shall apply, when appropriate, to successive events and transactions.
(e)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(f)Except as otherwise expressly provided herein, all references to “dollars”, “$” or dollar amounts shall be deemed references to the lawful currency of the United States of America.
(g)Whenever the context may require, reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
(h)Whenever the context may require, reference to any party means a party to this Agreement.
(i)Whenever the context may require, reference to any Contract means such Contract as amended, restated, reformed, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof, as well as to all addenda, amendments, annexes, exhibits and schedules thereto.
(j)Reference to any Law or section or other provision thereof means that Law or section or other provision thereof from time to time in effect and constituting the substantive amendment, codification, modification, reenactment or replacement of such Law or section or other provision thereof.
(k)Whenever the context may require, the word “or” is used in the inclusive sense of “and/or”.
(l)Whenever the context may require, with respect to the determination of any period of time, “from” means “from and including” and “to” or “until” means “to but excluding”.
(m)Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

ARTICLE II.
PURCHASE AND SALE; CONSIDERATION; CLOSING

Section 2.1    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the right, title and interest of Seller in and to the Units, free and clear of all Liens.

Section 2.2    Consideration. Purchaser shall, as consideration for the Units, subject to adjustment after Closing in accordance with the terms of Section 2.3, (a) assume the Liabilities of CNAC and the Companies and (b) enter into the Override Right Agreement in favor of Seller (as so adjusted, the “Consideration”).

Section 2.3    Adjustments to Consideration. All adjustments to the Consideration shall be determined and (if applicable) paid as set forth in this Section 2.3.
(a)The Consideration shall be increased by the amount, if any, by which the Specified Current Assets are greater than the Specified Current Liabilities (such excess amount, if any, the “Specified Net Current Asset Difference”).
(b)Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Parent Purchaser’s calculation of the Specified Current Assets and the Specified Current Liabilities (such delivery, the “Purchaser Calculation”). Without limiting any other obligation of Parent or Seller under this Agreement, Parent and Seller will make available or cause to be made available to Purchaser and its Representatives upon reasonable notice and at reasonable times all personnel and information necessary to assist Purchaser and its Representatives in connection with the preparation of the Purchaser Calculation. Parent shall have 45 days from the date Purchaser delivers the Purchaser Calculation to Parent (such period, the “Dispute Period”) to notify Purchaser, in writing, as to whether Parent agrees or disagrees with the Purchaser Calculation, which such notice shall identify in reasonable detail those items and amounts to which Parent objects, the reasons therefor and Parent’s proposed calculation of the Specified Current Assets and the Specified Current Liabilities and the portion, if any, of the Purchaser Calculation that Parent does not dispute (such written notice, the “Dispute Notice”). During the Dispute Period, Parent and its accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of Purchaser and (where applicable) Purchaser’s accountants to the extent relating to the matters set forth in the Purchaser Calculation, in each case as is reasonably requested in writing by Parent. If Parent fails to deliver a Dispute Notice to Purchaser during the Dispute Period, Purchaser’s calculation of the Specified Current Assets and the Specified Current Liabilities shall be deemed to be final and correct and shall be binding upon all parties. If Parent delivers a Dispute Notice to Purchaser with respect to some, but not all, of the amounts or items included in the Purchaser Calculation during the Dispute Period, then Parent shall be deemed to have agreed with Purchaser’s calculations of all amounts set forth in such Purchaser Calculation that were not disputed in such duly and timely delivered Dispute Notice.
(c)If Parent delivers a Dispute Notice to Purchaser during the Dispute Period, Parent and Purchaser shall, for a period of 30 days from the date the Dispute Notice is delivered to Purchaser (such period, the “Resolution Period”), negotiate in good faith and use commercially reasonable efforts to amicably resolve the items in dispute. Any items so resolved shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.
(d)If Parent and Purchaser are unable in good faith to resolve all of the items in dispute during the Resolution Period, then, upon the expiration of the Resolution Period or such earlier date as Purchaser and Parent mutually agree, either Purchaser or Parent may refer the items remaining in dispute in writing to the Independent Accounting Firm and shall deliver to the Independent Accounting Firm, at the time of such referral, the Purchaser Calculation and the Dispute Notice. Within five Business Days after referral of the matter to the Independent Accounting Firm, Purchaser and Parent shall agree on the procedures to be followed by the Independent Accounting Firm (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting policies, practices and principles to be applied to the calculation of the Specified Current Assets and the Specified Current Liabilities, which will be those required by this Agreement. If Purchaser and Parent are unable to agree upon such procedures before the end of five Business Days after referral of the dispute to the Independent Accounting Firm, the Independent Accounting Firm shall establish such procedures giving due regard to the intention of Purchaser and Parent to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by Purchaser or Parent. The parties shall also furnish the Independent Accounting Firm with such other information and documents as the Independent Accounting Firm may reasonably request in order for it to resolve the items in dispute. Parent and Purchaser shall also, within 20 days of the date the items in dispute are referred to the Independent Accounting Firm, provide the Independent Accounting Firm with a written statement (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (copies of which will be provided by the Independent Accounting Firm to the other party after such time, if any, that both parties have delivered a Position Statement to the Independent Accounting Firm). If any party fails to timely deliver its Position Statement to the Independent Accounting Firm, the Independent Accounting Firm shall resolve the items in dispute solely upon the basis of the information otherwise provided to it. The Independent Accounting Firm shall resolve all disputed items in a written determination to be delivered to Purchaser and Parent within 30 days after such matter is referred to it; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accounting Firm of jurisdiction to resolve the items in dispute; provided, further, that, in resolving any disputed item, the Independent

Accounting Firm shall adhere to the definitions contained in this Agreement and the practices and other principles referred to herein. In no event shall the Independent Accounting Firm assign a value to the Specified Net Current Asset Difference that is greater than the highest or less than the lowest calculation thereof proposed by Purchaser in the Purchaser Calculation and Parent in the Dispute Notice. The decision of the Independent Accounting Firm, acting as an expert and not as an arbitrator, shall be final and binding upon the parties hereto and shall not be subject to judicial review. The fees and expenses of the Independent Accounting Firm shall be borne by Parent, on the one hand, and Purchaser, on the other hand, in equal portions, unless the Independent Accounting Firm decides, based on its determination with respect to the reasonableness of the respective positions of the parties, that the fees and expenses shall be borne in unequal proportions.
(e)Within seven days after the final determination of the Specified Current Assets and the Specified Current Liabilities and the calculation of any Specified Net Current Asset Difference (whether through failure of Parent to timely deliver a Dispute Notice, agreement of the parties or determination of the Independent Accounting Firm), if there is a positive Specified Net Current Asset Difference, then Purchaser shall pay such Specified Net Current Asset Difference to Seller in immediately available funds via wire transfer (in which case there shall be an immediate upward adjustment of the Consideration in such amount); provided, however, that Purchaser shall pay any portion of such Specified Net Current Asset Difference (i) not earlier than the final determination of such Specified Net Current Asset Difference, (ii) only after such time that CNAC and its Subsidiaries have received payment of trade accounts receivable of CNAC and its Subsidiaries reflected in the Specified Current Assets up to the dollar amount whereby the Specified Net Current Asset Difference would have been zero (such dollar amount, the “Base Receivables”) and (iii) once the threshold in Section 2.3(e)(ii) is met, only as and when (and to the extent) CNAC and its Subsidiaries have received payment of trade accounts receivable of CNAC and its Subsidiaries reflected in the Specified Current Assets in an amount exceeding the Base Receivables (such amount exceeding the Base Receivables, the “Collected Receivables”). In order to effectuate the payment of any Specified Net Current Asset Difference, Purchaser agrees (A) to use efforts to collect such Collected Receivables that are not materially less than the efforts it otherwise employs to collect the Base Receivables or other trade accounts receivable of the Business, (B) that, with respect to any amounts collected by CNAC and its Subsidiaries from any payor that has trade accounts receivable reflected in the Specified Current Assets, for purposes of this Section 2.3, such amounts shall, unless otherwise expressly provided by the payor, be attributable to the Specified Current Assets prior to being attributed to any trade accounts receivable that are not Specified Current Assets, (C) to remit to Seller, on a weekly basis commencing the week following the final determination of any Specified Net Current Asset Difference, the amount of the Base Receivables and the Collected Receivables, and (D) to provide to Seller, concurrent with any such remittance of Collected Receivables, a list setting forth in respect of such Collected Receivables (x) the payor of each portion of such Collected Receivables and (y) the amount of Collected Receivables paid by each such payor.
(f)The dispute resolution procedures set forth in this Section 2.3 are the sole and exclusive means and remedy for determining and calculating the Specified Current Assets, the Specified Current Liabilities and any Specified Net Current Asset Difference and the components thereof, other than in the event of fraud or willful misconduct, in which case the aggrieved party shall be entitled to such other rights and remedies as are permitted by applicable Law.

Section 2.4    Allocation of Consideration. Purchaser and Parent shall mutually agree in good faith upon an allocation of the Consideration and other consideration (including any Liabilities treated as assumed for Tax purposes), if any, among the assets of CNAC and its Subsidiaries in accordance with the U.S. Treasury regulations promulgated under Section 1060 of the Code; provided, however, that if Purchaser and Parent are unable to agree upon such allocation within 30 days after the final determination of the Consideration pursuant to Section 2.3, such allocation shall be determined by the Independent Accounting Firm, with such determination being binding on the parties hereto, in which case the costs, fees and expenses of the Independent Accounting Firm in connection therewith shall be borne equally by Purchaser and Parent. Parent and Purchaser shall act in accordance with the allocation determined pursuant to this Section 2.4, whether through mutual agreement or determination by the Independent Accounting Firm, in the preparation and filing of any Tax Return and in all communications with any Governmental Authority relating to Taxes.

Section 2.5    Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place effective as of the close of business on the Closing Date (New York City time) on the date hereof. At the Closing, there shall be delivered to Seller and Purchaser, as applicable, the documents to be delivered pursuant to Article VII.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO PARENT AND SELLER
Each of Parent and Seller, jointly and severally, represents and warrants to Purchaser as follows:

Section 3.1    Organization and Authority. Each of Parent and Seller is a corporation or limited liability company, respectively, duly incorporated or formed, respectively, validly existing and in good standing under the Laws of the State of Ohio or the State of Delaware, respectively. Each of Parent and Seller has the full legal right and power and all authority required by Law to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by or on behalf of Parent and Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes the legal, valid and binding obligation of each of Parent and Seller, enforceable against each in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2    No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained, and except as may result from any facts or circumstances relating solely to Purchaser, the execution and delivery of and performance of obligations under this Agreement by each of Parent and Seller and the consummation by each of Parent and Seller of the transactions contemplated hereby do not and will not violate or conflict with the organizational documents of Parent or Seller or any Law applicable to Parent or Seller, except for any such violations or conflicts of any Law as would not materially delay the ability of Parent or Seller to perform its respective material obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.3    Consents and Approvals. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement by each of Parent and Seller do not, and the performance by each of Parent and Seller of its obligations hereunder will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Parent or Seller from performing any of its respective material obligations under this Agreement or consummating the transactions contemplated hereby or (b) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

Section 3.4    Ownership of the Units. Seller is the lawful owner of the Units. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Units being sold by Seller, free and clear of all Liens. The Units are uncertificated.

Section 3.5    Legal Proceedings. There are no Actions pending or, to the Knowledge of Parent, threatened against, relating to or affecting Parent or Seller that would reasonably be expected to result in the issuance of a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

Section 3.6    Permitting. None of Parent, Seller, CNAC, any Subsidiary of CNAC or any Person that, together with any Affiliate of Parent, Seller, CNAC or any Subsidiary of CNAC, owns 10% or more of the equity interests of Parent, Seller, CNAC or any Subsidiary of CNAC has been subject to any bond forfeiture, permit suspension or revocation instituted by any Governmental Authority that would prohibit the transfer of any Environmental Authorizations to Purchaser. None of Parent, Seller, CNAC, any Subsidiary of CNAC or any Person “owned or controlled” by Parent, Seller, CNAC, any Subsidiary of CNAC has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (or any comparable state statute) that it is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked”.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO CNAC AND ITS SUBSIDIARIES
Each of Parent and Seller, jointly and severally, represents and warrants to Purchaser as follows:

Section 4.1    Organization and Authority. CNAC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. CNAC is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions set forth in Section 4.1 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the failure by CNAC to be so qualified, licensed or admitted and in good standing would not have a Material Adverse Effect.

Section 4.2    Subsidiaries. Each Subsidiary of CNAC and each such Subsidiary’s jurisdiction of formation is set forth in Section 4.2(a) of the Disclosure Schedule. Each Subsidiary of CNAC is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has full limited liability company power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each Subsidiary of CNAC is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions set forth in Section 4.2(b) of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the failure by such Subsidiary to be so qualified, licensed or admitted and in good standing would not have a Material Adverse Effect. All of the outstanding equity interests or other voting securities of each Subsidiary of CNAC are owned directly by CNAC free and clear of all Liens. Other than the Companies, CNAC does not own, directly or indirectly, any equity interest in any Person, nor is CNAC a partner or member of any partnership, limited liability company or joint venture. Beard Pinnacle’s assets were sold in 2008 such that the operations of Beard Pinnacle have ceased and it no longer is a going concern.

Section 4.3    No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained, and except as set forth in Section 4.3 of the Disclosure Schedule or as may result from any facts or circumstances relating solely to Purchaser, the execution and delivery of and performance of obligations under this Agreement by each of Parent and Seller and the consummation by each of Parent and Seller of the transactions contemplated hereby do not and will not (a) violate or conflict with the certificate of formation (or equivalent) or limited liability company agreement (or equivalent) of CNAC or any Subsidiary of CNAC, (b) violate or conflict with any Law applicable to CNAC or any Subsidiary of CNAC or (c) result in any material breach of, or constitute a material default (or event that with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of CNAC or any Subsidiary of CNAC pursuant to, any Contract to which CNAC or any Subsidiary of CNAC is a party or by which any of their respective assets or properties are bound.

Section 4.4    Capitalization. Section 4.4 of the Disclosure Schedule sets forth the entire authorized equity interests of CNAC and the total percentage of issued and outstanding limited liability company units, all of which are owned, of record and beneficially, by Seller. The Units are validly issued, fully paid and nonassessable, and none of the Units are subject to any preemptive rights. There are no outstanding options, warrants, calls, rights or other Contracts or instruments of any character (including any member, limited liability company or operating agreement, buy-sell agreement or other similar agreement) requiring, and there are no securities of CNAC outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional membership interests, units or other equity securities of CNAC or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests, units or other equity securities of CNAC. None of the Units were issued, or, since issuance, have been transferred, in violation of Law or Contract, including any preemptive right, right of first refusal or other similar right of any Person. There are no restrictions on the transfer of the Units as contemplated in this Agreement.

Section 4.5    Financial Statements and Condition; No Undisclosed Liabilities; Absence of Certain Facts or Events.
(a)Prior to the execution of this Agreement, Parent has made available to Purchaser copies of the unaudited consolidated balance sheets of the Business as of December 31, 2014 and 2013 and the related unaudited consolidated statements of income for the years then ended (the “Financial Statements”). Except as set forth in the notes thereto, the Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and present fairly, in all material respects, the consolidated financial position (and changes in financial position, if any) of the Business as of the dates and for the periods referred to therein, all in accordance with GAAP.
(b)Prior to the execution of this Agreement, Parent has made available to Purchaser copies of the unaudited consolidated balance sheet of the Business as of November 30, 2015 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income for the eleven-month period then ended (the “Interim Financial Statements”). Subject to normal (as to type and amount) year-end adjustments and the absence of disclosure normally made in footnotes, the Interim Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and present fairly, in all material respects, the consolidated financial position (and changes in financial position, if any) of the Business as of the date and for the period referred to therein, all in accordance with GAAP.
(c)Except as set forth in Section 4.5(c) of the Disclosure Schedule and except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since September 30, 2015, the Business has been operated in all material respects in the ordinary course and there has not been any Material Adverse Effect.
(d)Except as set forth in Section 4.5(d) of the Disclosure Schedule or in the Interim Financial Statements, neither CNAC nor any of its Subsidiaries had at the date of the Interim Financial Statements, or since that date has incurred, any Liabilities of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except Liabilities:
(i)that are accrued or reserved against in the Interim Financial Statements or reflected in the notes thereto;
(ii)that were incurred after the date of the Interim Financial Statements in the ordinary course of business;
(iii)that have been fully discharged or paid before the date of this Agreement; or
(iv)that, in the aggregate, would not have a Material Adverse Effect.

Section 4.6    Absence of Litigation. Except as set forth in Section 4.6 of the Disclosure Schedule, as of the date hereof, (a) there are no Actions pending or, to the Knowledge of Parent, threatened against CNAC or any Subsidiary of CNAC or any of their respective assets or properties that would have a Material Adverse Effect or would prevent Parent or Seller from consummating the transactions contemplated hereby and (b) none of CNAC, any Subsidiary of CNAC or any of their respective assets or properties are subject to any outstanding Governmental Order. None of the Actions or Governmental Orders set forth in Section 4.6 of the Disclosure Schedule are reasonably likely to prevent Parent or Seller from consummating the transactions contemplated hereby.

Section 4.7    Compliance with Laws. Except as set forth in Section 4.7 of the Disclosure Schedule or for Environmental Laws (which are addressed in Section 4.12) or for Employment and Labor Laws (which are addressed in Section 4.14), the Business is currently being operated in compliance in all material respects with all currently applicable Laws that apply to the Business, and no written or oral notice, charge, claim, Action or assertion has been received by Parent, Seller, CNAC or any Subsidiary of CNAC or, to the Knowledge of Parent, has been filed, commenced or threatened against CNAC or any Subsidiary of CNAC alleging any violation of any of the foregoing, in each case except (a) for citations issued by the Mine Safety and Health Administration or any similar state regulatory agency that can be reasonably abated without material cost or expense to CNAC or any of its Subsidiaries in the ordinary course of CNAC’s and its Subsidiaries’ continuing operations or (b) for violations the existence of which would not have a Material Adverse Effect.

Section 4.8    Material Contracts.
(a)Section 4.8 of the Disclosure Schedule contains a list of each of the following Contracts (other than the Leases) to which CNAC or a Subsidiary of CNAC is a party:
(i)all Contracts (other than the Employee Plans) providing for a commitment of employment or consultation services;
(ii)all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of CNAC or a Subsidiary of CNAC to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with CNAC or a Subsidiary of CNAC (other than restrictions on other parties pursuant to agreements pertaining to Business Combinations or acquisitions);
(iii)all partnership, joint venture, shareholders’ or other similar Contracts with any Person;
(iv)all Contracts relating to Indebtedness of CNAC or a Subsidiary of CNAC;
(v)all Contracts granting any right of first refusal or right of first offer or similar right or that materially limit or purport to materially limit the ability of CNAC or any Subsidiary of CNAC to own, operate, sell, transfer, pledge or otherwise dispose of the properties or assets of its business;
(vi)all material Contracts providing for the indemnification by CNAC or any Subsidiary of CNAC of any Person in connection with the Business;
(vii)all Contracts providing for any payments by CNAC or any Subsidiary of CNAC that are conditioned, in whole or in part, on a Change of Control of CNAC or any of its Subsidiaries or transactions of the type contemplated hereby;
(viii)any collective bargaining agreement;
(ix)any employment agreement with, or any agreement or arrangement that contains any guaranteed compensation, equity commitments, commission or other production bonuses, severance pay or post-employment liabilities or obligations (other than as required by Law) to, any current or former employees, non-employee directors or officers or other Persons that have performed or are performing consulting or other independent contractor services for CNAC or any Subsidiary of CNAC;
(x)any Contract with an Interested Party; and
(xi)all other Contracts (other than the Employee Plans) that require the payment pursuant to the terms of any such Contract by or to CNAC or a Subsidiary of CNAC of more than $1,000,000.
(b)Each Contract required to be disclosed in Section 4.8 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable, in all material respects, in accordance with its terms, of CNAC or the applicable Subsidiary and, to the Knowledge of Parent, of each other party thereto, other than Contracts that have expired by their terms. Neither CNAC nor the applicable Subsidiary nor, to the Knowledge of Parent, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time, or both, would be in violation or breach of or default under any such Contract), the effect of which would have a Material Adverse Effect.

Section 4.9    Real Property.
(a)Section 4.9(a) of the Disclosure Schedule contains a true and complete list of all of the leases, licenses, subleases, agreements containing easements or subsidence rights in favor of CNAC or any of its Subsidiaries, and all other similar occupancy agreements, including all amendments or other modifications thereto (collectively, the “Leases”), pursuant to which CNAC or any of its Subsidiaries leases, licenses, subleases or otherwise occupies real property (such real property, collectively, the “Leased Real Property”). The Leased Real Property is the only real property leased, subleased, licensed or otherwise occupied by CNAC or any of its Subsidiaries that is used in connection with the Business, other than the Owned Real Property and any real property occupied or otherwise used by CNAC or any of its Subsidiaries pursuant to appurtenant easements and similar rights that constitute Permitted Liens. CNAC or the applicable Subsidiary has a good and valid leasehold interest in all of the Leased Real Property, free and clear of any Liens (other than Permitted Liens). The Leases are in full force and effect. Neither CNAC nor the applicable Subsidiary nor, to the Knowledge of Parent, any other party to any Lease is in material default under the Leases. To the Knowledge of Parent, no event has occurred that, with notice or lapse of time, or both, would constitute a material breach or default by CNAC or such Subsidiary or any other party to any Lease under any of the Leases. Parent has made available to Purchaser or its Representatives copies of the Leases and all certificates of occupancy, title reports, title insurance policies, preliminary mining title opinions, surveys and similar documents with respect to the Leased Real Property that are in the possession of Parent, Seller, CNAC or any of the Subsidiaries of CNAC, and the copies of the Leases made available by Parent are true, correct and complete in all material respects. Neither the use of the Leased Real Property by CNAC or the applicable Subsidiary nor, to the Knowledge of Parent, the Leased Real Property itself contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect.
(b)Section 4.9(b)(i) of the Disclosure Schedule contains a true and complete list of all real property owned by CNAC or any of its Subsidiaries (the “Owned Real Property”). Except as set forth in Section 4.9(b)(ii) of the Disclosure Schedule, reasonable access to that portion of the Owned Real Property on which CNAC or any of its Subsidiaries are currently conducting mining, processing or reclamation operations is available through publicly dedicated streets or a validly existing easement, which access is consistent with past practice. Except as would not have a Material Adverse Effect, CNAC or the applicable Subsidiary has good and valid title to all of the Owned Real Property, free and clear of any Liens (other than Permitted Liens). None of the Owned Real Property, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect. Parent has made available to Purchaser or its Representatives copies of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies (including the Existing Title Insurance Policies), title reports, surveys and documents evidencing recorded and unrecorded easements, rights-of-way and similar restrictions and rights (and all amendments thereto) with respect to the Owned Real Property, to the extent the same are in the possession of Parent, Seller, CNAC or a Subsidiary of CNAC. Other than the Farming and Residential Leases and other than as set forth in Section 4.9(b)(iii) of the Disclosure Schedule, neither CNAC nor any of its Subsidiaries is a party to any lease, license, sublease, agreement containing easements or subsidence rights in favor of CNAC or any of its Subsidiaries or similar occupancy agreement under which it leases, licenses, subleases or otherwise makes any of the Owned Real Property available for occupancy by any third party (other than an Affiliate). All of the Farming and Residential Leases are terminable by CNAC or the applicable Subsidiary without cost to CNAC or such Subsidiary upon not more than 90 days’ prior notice.
(c)CNAC and its Subsidiaries, as applicable, have obtained all easements and rights of way required to use and operate the Owned Real Property and the Leased Real Property in all material respects in connection with the Business and to comply with applicable Law (other than any non-compliance that would not have a Material Adverse Effect). Neither CNAC nor any Subsidiary of CNAC is in material default under any document evidencing such easement or right of way and, to the Knowledge of Parent, (i) all such documents are in full force and effect, (ii) the other party to each such document is not in material default thereunder and (iii) no event has occurred that, with notice or lapse of time, or both, would constitute a material breach or default by CNAC or such Subsidiary or the other party under any such document.
(d)Parent has made available to Purchaser or its Representatives all studies relating to the coal reserves associated with the Business’s mines that were prepared by, or at the request of, and that are in the possession of, Parent, Seller, CNAC or any of CNAC’s Subsidiaries. Neither Parent nor Seller makes any representation or warranty with respect to the accuracy or completeness of any such study.

Section 4.10    Personal Property. Except as set forth in Section 4.10 of the Disclosure Schedule, CNAC and its Subsidiaries own, have a valid leasehold interest in or have the legal right to use all of the tangible personal property necessary to carry on the Business as currently conducted, free and clear of all Liens (other than Permitted Liens) in all material respects. Except as set forth in Section 4.5(c) of the Disclosure Schedule and Section 4.10 of the Disclosure Schedule, all of the tangible personal property of CNAC and its Subsidiaries (other than Coal Inventories, which are addressed in Section 4.19) are in a good state of maintenance, operating condition and repair, ordinary wear and tear excepted, and, to the extent necessary, are being used or are useful in accordance with the current operating plan of the Business. Except as set forth in Section 4.10 of the Disclosure Schedule, all tangible personal property of CNAC and its Subsidiaries are in the possession of CNAC and its Subsidiaries.

Section 4.11    Intellectual Property. Section 4.11(a) of the Disclosure Schedule contains a true and complete list of all Intellectual Property owned by CNAC or any of its Subsidiaries that is material to the Business. There are no pending or, to the Knowledge of Parent, threatened claims of which Parent, Seller, CNAC or a Subsidiary of CNAC has been given written notice by any Person against its use of such Intellectual Property. CNAC and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Intellectual Property as set forth in Section 4.11(b) of the Disclosure Schedule as are necessary to conduct the Business as currently conducted. CNAC and its Subsidiaries own and have good and exclusive title to each item of such Intellectual Property owned by it, free and clear of any Liens, except for Permitted Liens. None of the Intellectual Property is subject to any Action or Governmental Order restricting in a material respect the use, transfer or licensing thereof by CNAC or any of its Subsidiaries or affecting in a material respect the validity, use or enforceability of such Intellectual Property. The Parent Marks and Websites set forth in Section 4.11(c) of the Disclosure Schedule will not be included in the Intellectual Property owned by CNAC or any of its Subsidiaries following the Closing.

Section 4.12    Environmental.
(a)Except as set forth in Section 4.12(a)(i) of the Disclosure Schedule or for matters that have been fully resolved, each of CNAC, the Subsidiaries of CNAC and, to the Knowledge of Parent, their respective predecessors are, and at all times since August 1, 2007 have been, in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by CNAC, each Subsidiary of CNAC and their respective predecessors of all permits, approvals, consents, licenses, waivers and other governmental authorizations required under applicable Environmental Laws (“Environmental Authorizations”) and compliance with the terms and conditions thereof). The Environmental Authorizations are set forth in Section 4.12(a)(ii) of the Disclosure Schedule. None of Parent, Seller, CNAC or any Subsidiary of CNAC has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Business is or was not in such compliance.
(b)Except as set forth in Section 4.12(b) of the Disclosure Schedule, none of Parent, Seller, CNAC or any of the Subsidiaries of CNAC has received notice of an Environmental Claim, other than any such Environmental Claim that has been fully resolved with no further liability to CNAC or any of its Subsidiaries.
(c)Except as set forth in Section 4.12(c) of the Disclosure Schedule, neither CNAC nor any of its Subsidiaries is subject to any pending or existing Governmental Order, settlement, schedule of compliance or other restriction arising under any Environmental Law.
(d)Except as set forth in Section 4.12(d) of the Disclosure Schedule, neither CNAC nor any Subsidiary of CNAC has placed, stored, deposited, discharged, Released, buried, dumped or disposed of Hazardous Materials at, on or beneath any property that is owned or operated by CNAC or any Subsidiary of CNAC, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business and in accordance with applicable Environmental Laws or as would not be expected to require any reporting, assessment, Cleanup, response or other remedial action under any Environmental Law or to pay for the cost of any such action pursuant to any Environmental Law.
(e)Parent has delivered or otherwise made available for inspection to Purchaser (i) copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by Parent, Seller, CNAC or any Subsidiary of CNAC or any of their Affiliates pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently owned, operated or leased by CNAC or any of its Subsidiaries or regarding compliance with applicable Environmental Laws by CNAC and each Subsidiary of CNAC and (ii) copies of all material Environmental Authorizations issued to CNAC and each of its Subsidiaries within the past five years.
(f)Except as set forth in Section 4.12(f) of the Disclosure Schedule, without in any way limiting the generality of the foregoing, to the Knowledge of Parent, any properties owned or operated by CNAC or any of its Subsidiaries do not contain any: underground storage tanks or related piping; asbestos or asbestos-containing material;

polychlorinated biphenyls; underground injection wells; radioactive materials; surface impoundments; landfills; sumps; or septic tanks or waste disposal pits in which any Hazardous Materials have been discharged, buried, incinerated, deposited, placed or disposed.
(g)Except as set forth in Section 4.12(g) of the Disclosure Schedule, neither CNAC nor any of its Subsidiaries has sent any Hazardous Material to a site that, pursuant to any Environmental Law, has been placed or, to the Knowledge of Parent, proposed for placement on the National Priorities List or any similar state list or is subject to a Governmental Order from any Governmental Authority to take “removal”, “response”, “corrective” or other Cleanup action or to pay for the cost of any such action at the site under any Environmental Law.

Section 4.13    Employee Benefit Plans. As it relates to the Business:
(a)Section 4.13(a) of the Disclosure Schedule sets forth a true and complete list of all the following: (i) each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, that CNAC, any Subsidiary of CNAC or any entity that is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA with CNAC or any Subsidiary of CNAC (an “ERISA Affiliate”) currently sponsors or maintains; and (ii) each other plan, program, policy, Contract or arrangement (not including any collective bargaining agreement) providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation, whether or not insured or funded, that is sponsored or maintained by or pursuant to which CNAC, any Subsidiary of CNAC or any ERISA Affiliate has any liability or that constitutes an employment or severance agreement or arrangement currently in effect with any employee, officer or director of CNAC, any Subsidiary of CNAC or any ERISA Affiliate, but not including any Multiemployer Pension Plan (each, an “Employee Plan”).
(b)Each Employee Plan has been established, operated, funded and maintained in all material respects in accordance with its terms and the terms of any collective bargaining agreement, if applicable, and in compliance in all material respects with applicable Laws and the rules and regulations thereunder, including ERISA and the Code.
(c)None of CNAC, any Subsidiary of CNAC, any ERISA Affiliate or any of their respective current or former directors, officers, Employee Plan fiduciaries, employees or any other Persons has engaged directly or indirectly in any “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which CNAC, any Subsidiary of CNAC or any ERISA Affiliate has or could have any liability. All contributions, insurance premiums and other payments required to be made to the Employee Plans (or to any Person pursuant to the terms thereof) have been made or paid in a timely fashion. None of CNAC, any Subsidiary of CNAC or any ERISA Affiliate has any liability with respect to any Employee Plan, or any other benefit or compensation plan, program, policy, Contract or arrangement, other than for contributions, payments or benefits due in the ordinary course or other ordinary course expenses under the Employee Plans currently sponsored by CNAC, its Subsidiaries and the ERISA Affiliates. Except for any collective bargaining agreements or employment Contracts, CNAC, its Subsidiaries and the ERISA Affiliates have retained the right to unilaterally amend or terminate each Employee Plan currently sponsored by them to the fullest extent permitted by Law.
(d)Except as set forth in Section 4.13(d) of the Disclosure Schedule, CNAC, its Subsidiaries and the ERISA Affiliates are not required, nor have they or any one of them ever been required, to contribute with regard to a “multiemployer plan” as defined under Section 3(37)(A) or 4001(a)(3) of ERISA or Section 414(f) of the Code. CNAC, its Subsidiaries and the ERISA Affiliates have timely made all contributions required under Law or Contract to any multiemployer plan.
(e)Except as set forth in Section 4.13(e) of the Disclosure Schedule, CNAC, its Subsidiaries and the ERISA Affiliates are not required, nor have they or any one of them ever been required, to contribute with regard to a “multiemployer pension plan” as defined under Section 3(37) of ERISA or a plan described in Section 4063(a) of ERISA (the “Multiemployer Pension Plan”). No surety bonds or escrow accounts were required to be posted by CNAC, its Subsidiaries and the ERISA Affiliates to meet the requirements of Section 4204(a)(1)(B) of ERISA or under the terms of any multiemployer pension plan in connection with any complete or partial withdrawal (as described in Sections 4204 and 4205 of ERISA) resulting from the transactions effectuated pursuant to that certain Asset Purchase Agreement by and among CNAC Resources, LLC, U.S. Steel Mining Company, LLC, USS Coal Sales, LLC and United States Steel Corporation dated as of May 23, 2003.

(f)None of CNAC, any Subsidiary of CNAC or any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal”, as defined respectively in Sections 4203 and 4205 of ERISA, and no event has occurred that presents a risk of such withdrawal.
(g)Except for the Multiemployer Pension Plan, no Employee Plan is subject to Title IV of ERISA.
(h)Each Employee Plan that is intended to meet the requirements of a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service that such Employee Plan is so qualified, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Plan. All such Employee Plans have been timely amended to meet the requirements of the Code and applicable regulations and guidance issued thereunder. In all material respects, all of the Employee Plans and any related trusts currently satisfy, and for all prior periods have satisfied, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, including, as applicable, Sections 105, 106, 125, 401(a), 401(k) and 501 of the Code.
(i)Except as set forth in Section 4.13(i) of the Disclosure Schedule, there are no Actions, suits, hearings, audits, arbitrations, inquiries, investigations or other proceedings or any events for such (other than routine claims for benefits) pending or, to the Knowledge of Parent, threatened with respect to any Employee Plan.
(j)Except as set forth in Section 4.13(j) of the Disclosure Schedule, none of the Employee Plans (i) provides for the payment of separation, severance, termination, Change of Control or similar benefits, (ii) promises or provides retiree medical or life insurance benefits to any current or former employee, officer or director of CNAC, any Subsidiary of CNAC or any ERISA Affiliate or otherwise provides life insurance or medical or health benefits to persons who are not current employees or their dependents, except as required by Part 6 of Title I of ERISA or any similar state law, (iii) requires any payment or accelerated vesting as a result of the transactions contemplated by this Agreement or (iv) is subject to Section 409A of the Code.
(k)With respect to each Employee Plan, Seller has provided or made available to Purchaser true and complete copies, where applicable, of (i) the current plan document and all amendments thereto, (ii) the annual report on Form 5500 for the most recent two years, (iii) the most recent summary plan description, (iv) the most recent Internal Revenue Service determination letter, (v) all material Contracts, arrangements or agreements related to each Employee Plan and (vi) all material correspondence received from any governmental agency with respect to an Employee Plan.
(l)Except as set forth in Section 4.13(l) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any employee.
(m)No prior payment of any amount, nor any payment due or to become due in connection with the transactions contemplated by this Agreement, by CNAC or any Subsidiary of CNAC or any ERISA Affiliate is or shall be an “excess parachute payment” under Section 280G of the Code.
(n)CNAC, each Subsidiary of CNAC and each ERISA Affiliate are in compliance in all material respects with the requirements of Parts 6 and 7, Subtitle B of Title I of ERISA.
(o)With respect to each Employee Plan that is (or but for an exemption could be) subject to Section 409A of the Code, such plan has been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and the guidance promulgated thereunder.
(p)To the Knowledge of Parent, the Memorandum of Understanding Regarding Eligibility for Retiree Health Care between U.S. Steel Mining Company, LLC and the United Mine Workers of America, International Union, dated as of May 6, 2003, and the related Agreement between the International Union, United Mine Workers of America, and United States Steel Corporation, dated May 6, 2003, each remain in full force and effect, and the transactions contemplated by this Agreement will not alter their full force and effectiveness.

Section 4.14    Labor Matters.
(a)Except as set forth in Section 4.14(a) of the Disclosure Schedule, as of the date hereof: (i) neither CNAC nor any Subsidiary of CNAC is party to, or bound by, any collective bargaining or other labor union agreement applicable to employees, and no collective bargaining agreement is presently being negotiated by CNAC or a Subsidiary of CNAC; (ii) from August 1, 2007 to the date hereof, there has been no actual or, to the Knowledge of Parent, threatened material labor dispute, material grievance, material arbitration, strike, work stoppage, slowdown or lockout involving CNAC or any Subsidiary of CNAC; (iii) from August 1, 2007 to the date hereof, to the Knowledge of Parent, there has been no labor union organizing activities with respect to any employees of CNAC and each Subsidiary of CNAC; (iv) there is no material charge or complaint against CNAC or any Subsidiary of CNAC before the National Labor Relations Board or any comparable state agency currently pending or threatened in a writing addressed to CNAC or such Subsidiary; and (v) from August 1, 2007 to the date hereof, there has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to CNAC and each Subsidiary of CNAC.
(b)Except as set forth in Section 4.14(b) of the Disclosure Schedule, each of CNAC and its Subsidiaries currently are in material compliance with all Laws relating to the employment of personnel, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, mine safety and workers’ compensation (collectively, the “Employment and Labor Laws”), in each case except for citations issued by the Mine Safety and Health Administration or any similar state regulatory agency that can be reasonably abated without material cost or expense to CNAC or any of its Subsidiaries in the ordinary course of CNAC’s and its Subsidiaries’ continuing operations.

Section 4.15    Taxes. Except as set forth in Section 4.15(a) of the Disclosure Schedule, CNAC and its Subsidiaries, as applicable, have timely filed all Tax Returns required to be filed by them, and all such Tax Returns are complete and correct in all material respects. Except as set forth in Section 4.15(b) of the Disclosure Schedule, all Taxes of CNAC and its Subsidiaries shown on any such Tax Returns have been paid, other than Taxes that are not yet due or that, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined None of Parent, Seller, CNAC or any Subsidiary of CNAC has received any written notice of deficiency from a Governmental Authority for any Tax against CNAC or any of its Subsidiaries that has not been finally and conclusively resolved. None of Parent, Seller, CNAC or any of the Subsidiaries of CNAC is a “foreign person” within the meaning of Section 1445 of the Code. Except as set forth in Section 4.15(c) of the Disclosure Schedule, there are no Tax claims, audits or proceedings pending or, to the Knowledge of Parent, threatened in connection with CNAC or any of its Subsidiaries or with respect to which CNAC or any of its Subsidiaries could have any Liability. There are not currently in force any waivers or agreements binding upon CNAC or any of its Subsidiaries for the extension of time for the assessment or payment of any Tax. CNAC and each Subsidiary of CNAC, as applicable, has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or other third party with respect to the Business. None of the assets of the Business are subject to any Liens due to Taxes (other than Taxes not yet due and payable). No written claim has been received by, or communicated in writing to, Parent, Seller, CNAC or any of the Subsidiaries of CNAC from a Taxing authority in a jurisdiction where CNAC or any Subsidiary of CNAC does not file Tax Returns contending that CNAC or any such Subsidiary is or may be subject to Tax in such jurisdiction. Each of CNAC and its Subsidiaries is, and at all times since August 1, 2007 has been, treated as a disregarded or transparent entity for certain federal Tax purposes.

Section 4.16    Transactions with Affiliates. Except as set forth in Section 4.16 of the Disclosure Schedule, none of Parent, Seller, any Affiliate of Parent or Seller, any officer, director or employee of Parent or Seller or any Affiliate of CNAC or any Subsidiary of CNAC (an “Interested Party”) is a party to any Contract or transaction with CNAC or any of its Subsidiaries (except for employment arrangements of CNAC or any Subsidiary of CNAC for compensation or employee benefits for services performed and except for the provision of corporate overhead, cash management or procurement services provided by Parent or an Affiliate of Parent for the benefit of the Business) or has any interest in any property or asset of CNAC or a Subsidiary of CNAC.

Section 4.17    Brokers. Except as set forth in Section 4.17 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Seller, CNAC or any of its Subsidiaries. Parent is solely responsible for the fees and expenses of Deutsche Bank.

Section 4.18    Insurance. Section 4.18 of the Disclosure Schedule contains a true and complete list of all insurance policies carried by or covering CNAC and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy and the amount of coverage. True and complete summaries of each such policy have previously been made available to Purchaser. All such policies are in full force and effect (except for policies that by their terms are expired and will be replaced in the ordinary course of business), and no notice of cancellation has been received with respect to any such policy. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid.

Section 4.19    Inventories. Except as set forth in Section 4.19 of the Disclosure Schedule, all of the Coal Inventories of the Business, whether reflected in the Financial Statements or otherwise, consist, in all material respects, of a good quality and quantity usable and salable in the ordinary and usual course of business. Except as set forth in Section 4.19 of the Disclosure Schedule, all of the Coal Inventories of the Business are in the possession of CNAC and its Subsidiaries.

Section 4.20    Indebtedness. Except as set forth in Section 4.20 of the Disclosure Schedule, none of CNAC or any of its Subsidiaries has any Indebtedness.

Section 4.21    Accounts Receivable. Except as set forth in Section 4.21(a) of the Disclosure Schedule, all the accounts receivable of CNAC and its Subsidiaries, whether reflected on the Interim Balance Sheet or otherwise, (a) represent actual, valid obligations incurred by the applicable account debtors owing to CNAC and its Subsidiaries, (b) have arisen from bona fide transactions in the ordinary course of business, (c) are adequately reserved and properly stated on the books and records of CNAC and its Subsidiaries in accordance with GAAP and (d) except as set forth in Schedule 4.21(b) of the Disclosure Schedule, have terms of payment and age consistent with the historical practice of the Business. Each of CNAC and its Subsidiaries has good and marketable title to the such accounts receivable, free and clear of all Liens. None of the accounts receivable of CNAC and its Subsidiaries are factored or subject to any setoff or counterclaim, and CNAC and its Subsidiaries have written off all uncollectible accounts receivable.

Section 4.22    Bank Accounts. Section 4.22 of the Disclosure Schedule sets forth a true, correct and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of CNAC and its Subsidiaries and those Persons authorized to sign thereon.

Section 4.23    Ownership of Mines. The Companies collectively own the mines commonly known as the Pinnacle mine in Wyoming County, West Virginia and the Oak Grove mine in Jefferson County, Alabama.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASER
Purchaser represents and warrants to Parent and Seller as follows:

Section 5.1    Organization and Authority. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the full legal right and power and all authority required by Law to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by or on behalf of Purchaser, and (assuming due authorization, execution and delivery by Parent and Seller) this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.2    No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 5.3 have been obtained, and except as may result from any facts or circumstances relating solely to Parent or Seller, the execution and delivery of and performance of obligations under this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby do not and will not violate or conflict with the organizational documents of Purchaser or any Law applicable to Purchaser, except for any such violations or conflicts of any Law as would not materially delay the ability of Purchaser to perform its material obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.3    Consents and Approvals. The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations hereunder will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Purchaser from performing any of its material obligations under this Agreement or (b) as may be necessary as a result of any facts or circumstances relating solely to Parent or Seller.

Section 5.4    Legal Proceedings. There are no Actions pending or, to the actual knowledge of the executive officers of Purchaser after reasonable inquiry, threatened against, relating to or affecting Purchaser that would reasonably be expected to result in the issuance of a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

Section 5.5    Purchase for Investment. The Units will be acquired by Purchaser (or, if applicable, its permitted assignee pursuant to Section 9.6) for its own account for the purpose of investment, it being understood that the right to dispose of such Units shall be entirely within the discretion of Purchaser (or such assignee, as the case may be).

Section 5.6    Permitting. Neither Purchaser nor any Person that, together with any Affiliate of Purchaser, owns 10% or more of the equity interests of Purchaser has been subject to any bond forfeiture, permit suspension or revocation instituted by any Governmental Authority that would prohibit the transfer of any Environmental Authorizations to Purchaser. Neither Purchaser nor any Person “owned or controlled” by Purchaser has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (or any comparable state statute) that it is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked”.

Section 5.7    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 5.8    Due Diligence; Reliance on Experts.
(a)Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, and, in connection with such inquiries and investigations, Purchaser has relied on its own financial, legal and other experts and advisors in arriving at Purchaser’s decision to execute, deliver and consummate this Agreement and the transactions contemplated hereby. Purchaser is not relying on any representations and warranties of Parent or Seller (including any reserve estimates, projections or information) except as expressly set forth in Article III and Article IV.
(b)In connection with Purchaser’s investigation of the Business, Purchaser has received from Parent certain estimates, projections and other forecasts for the Business and certain plan and budget information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it. For the avoidance of doubt, neither Parent nor Seller makes any representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.8(b).

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.1    Access to Information. For a period of three years after the Closing, Purchaser shall (a) retain the books and records of CNAC and the Companies relating to the Business that relate to periods ending on or prior to the Closing Date and (b) upon reasonable notice, afford the Representatives of Parent reasonable access (including the right to make, at Parent’s expense, photocopies) for reasonable and necessary business purposes, during normal business hours, to such books and records.

Section 6.2    Confidentiality Agreement Termination. The Confidentiality Agreement dated as of November 3, 2015 between Parent and Thomas M. Clarke and the obligations of the parties thereunder are hereby terminated, other than with respect to any Confidential Information (as defined therein) of Parent that does not relate to the Business.

Section 6.3    Consents and Related Matters. Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its respective commercially reasonable efforts promptly: (a) to take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement; (b) to obtain from any Governmental Authority or third parties any actions, non-actions, clearances, waivers, consents, approvals, authorizations, permits or orders required to be obtained by any party hereto or any of their respective Affiliates in connection with the authorization, execution and delivery of and performance of obligations under this Agreement and the consummation of the transactions contemplated hereby; and (c) furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement and to supply promptly any additional information and documentary material that may be requested in connection with such filings or applications.

Section 6.4    Employee Matters.
(a)From and after the Closing Date until the one-year anniversary of the Closing Date, Purchaser shall cause each employee of CNAC and its Subsidiaries (to the extent each such employee continues to be employed by Purchaser, CNAC or any Subsidiary of CNAC following the Closing) who is not covered by a collective bargaining agreement as of the Closing Date to be given full credit for all service with CNAC or any Subsidiary of CNAC (and any predecessor entity, to the extent CNAC or a Subsidiary of CNAC gives service credit for service with such predecessor entity) before the Closing Date for purposes of eligibility and vesting under any employee benefit plans or arrangements of Purchaser or any of its Affiliates (other than CNAC or any Subsidiary of CNAC) in which such employee participates on or after the Closing Date, to the same extent such service is recognized by CNAC or any of its Affiliates immediately prior to the Closing Date (except to the extent that the crediting of such service would result in duplication of benefits). In the event that such an employee shall participate in any employee welfare benefit plans of Purchaser or its Affiliates (other than CNAC or any Subsidiary of CNAC) in the calendar year containing the Closing Date and such participation commences other than at the expiration of the plan year under the corresponding welfare benefit plan maintained for such employee by CNAC or any Affiliate of CNAC immediately prior to such participation, Purchaser shall, or shall cause its Affiliates (other than CNAC or any Subsidiary of CNAC) to, (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to such employee under such employee welfare benefit plans of Purchaser or its Affiliates, other than to the extent limitations or waiting periods that are already in effect with respect to such employee under such corresponding welfare benefit plan maintained for such employee by CNAC or any Affiliate of CNAC immediately prior to such participation have not been satisfied as of such participation date, and (ii) provide each such employee with credit for any co-insurance and deductibles paid in the calendar year of the Closing prior to such participation date in satisfying any deductible or out-of-pocket requirements under such employee welfare benefit plans of Purchaser or its Affiliates.
(b)Commencing January 1, 2016, and continuing through at least December 31, 2016, Purchaser shall provide, or to cause to be provided, to each employee of CNAC and its Subsidiaries (to the extent each such employee continues to be employed by Purchaser, CNAC or any Subsidiary of CNAC following the Closing) who is not covered by a collective bargaining agreement as of the Closing Date, employee benefit and compensation programs that are no less favorable than those provided to such employees immediately prior to the Closing Date (except for the “Pension Plan for Employees of Cliffs Natural Resources Inc. and its Associated Employers” described in Section 6.4(c)).
(c)Effective as of the Closing Date, the active participation of each employee of CNAC and its Subsidiaries who is not covered by a collective bargaining agreement as of the Closing Date in the “Pension Plan for Employees of Cliffs Natural Resources Inc. and its Associated Employers” will cease and otherwise terminate, and each such employee will have the options provided to such employee as provided and set forth in such “Pension Plan for Employees of Cliffs Natural Resources Inc. and its Associated Employers”.
(d)Notwithstanding the foregoing, Parent will continue to provide medical, dental, vision and prescription drug coverages under its existing Employee Plans through December 31, 2015; provided, however, that Purchaser agrees (i) that it is solely responsible for any and all claims made under any such Parent Employee Plan after the Closing Date and (ii) to reimburse, in full, Parent for any claims paid by Parent. To that end, Purchaser agrees to reimburse Parent within five (5) Business Days after Parent’s delivery to Purchaser of evidence of each such claim paid under the Parent Employee Plans per sub-clause (i) above.
(e)Nothing herein shall require Purchaser to continue employment of any employee for any period of time or, except as otherwise specifically provided in this Section 6.4, on any specific terms or conditions after the Closing.

Section 6.5    Tax Matters; Straddle Period.
(a)Purchaser and Parent agree to share equally the payment of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement (“Transfer Taxes”). Parent shall prepare and in a timely manner file all Tax Returns in respect of Transfer Taxes. The parties hereto shall reasonably cooperate with each other in attempting to minimize Transfer Taxes.
(b)Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns for each of CNAC and the Companies for all periods ending after the Closing Date, which Tax Returns shall be consistent with past practice. In the case of Tax Returns for periods starting on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), Purchaser shall provide Parent with an opportunity to review and comment on such Tax Returns no less than 30 days prior to the due date thereof. Purchaser shall make, or cause to be made, any changes to such Tax Returns reasonably requested by Parent so long as none of such changes result in any additional Taxes to Purchaser, CNAC or any of the Companies. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by CNAC and its Subsidiaries for all periods ending on or before the Closing Date (a “Pre-Closing Period”). As soon as practicable, but in any event within 15 days after Parent’s or Purchaser’s request, as the case may be, Purchaser shall deliver to Parent, or Parent shall deliver to Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of CNAC and its Subsidiaries, and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Parent or Purchaser to satisfy their accounting or Tax requirements.
(c)In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date, the portion of any such Taxes that are attributable to a Pre-Closing Period shall be:
(i)in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property or (C) required to be withheld, deemed to be the amount that would be payable if the taxable year ended with the Closing Date; and
(ii)in the case of all other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(d)Notwithstanding anything else in this Agreement to the contrary, in the event Purchaser, CNAC or any Subsidiary of CNAC undertakes one or more corporate actions or similar actions (including any transfer of ownership interests or any merger or recapitalization) or makes after the Closing any election on or effective as of the

Closing Date involving (directly or indirectly) CNAC or any Subsidiary of CNAC, such transactions shall be deemed to have occurred on the day immediately following the Closing Date for all purposes, and no Taxes resulting therefrom shall be borne by Parent or Seller. In no event shall any Taxes resulting from any amendment or restatement of the governing documents of CNAC or the Companies made after the Closing Date be borne directly or indirectly by Parent or Seller. Purchaser agrees that Parent and Seller are to have no liability for any Tax resulting from any action of Purchaser, CNAC or any Company (from and after the Closing).
(e)After the Closing, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, neither CNAC nor any Company shall (and Purchaser shall not permit CNAC or any Company to), to the extent it may affect or relate to Parent or Seller, make, change or rescind any Tax election, amend any Tax Return, take any position on any Tax Return, take any other action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of CNAC or any Company in respect of any Pre-Closing Period or portion of any Straddle Period allocable to a Pre-Closing Period.
(f)After the Closing, Purchaser shall give written notice to Parent of the receipt of any written notice by Purchaser, CNAC or any Company that involves any assessment of Taxes, notice of Tax deficiency, adjustment of Taxes, audit or examination of any Tax Returns or the assertion of any claim or the commencement of any litigation relating to the Taxes or Tax Returns of CNAC or any Company in respect of any Pre-Closing Period or Straddle Period (a “Tax Claim”). At Parent’s discretion, Parent shall, at its own cost, have the right to control the contest or resolution of any such Tax Claim insofar as the Tax Claim relates to the Pre-Closing Period or the portion of any Straddle Period allocable to a Pre-Closing Period.
(g)Any Tax refunds (including all interest thereon) for any Pre-Closing Period or Straddle Period (to the extent allocable to a Pre-Closing Period) that are received by CNAC or any Company after the Closing and any credits or other items derived from any Pre-Closing Period or Straddle Period (to the extent allocable to a Pre-Closing Period) that reduce Purchaser’s, CNAC’s or any Company’s Tax Liability for any period shall be for the account of Parent, and Purchaser shall (and Purchaser shall cause CNAC or any Company, as applicable, to) pay over to Parent any such refund or the amount of any such credit or other item within 30 days after such receipt or reduction in Tax Liability (as appropriate); provided, however, that Purchaser shall in any event have the right to use any net operating loss carryforwards (to the extent that such net operating losses constitute an attribute of Purchaser after the Closing Date).
(h)After the Closing Date, the parties hereto shall provide each other with such cooperation and information relating to the Business as such other parties may reasonably request in writing in (i) filing any Tax Return or amended Tax Return or claim for Tax refund, (ii) determining any Tax Liability or right to refund of Taxes, (iii) conducting or defending any Action in respect of Taxes, (iv) preparing any related tax forms (including Forms K-1) or (v) effectuating the terms of this Agreement. The parties hereto shall retain all Tax Returns, schedules and work papers, and all material documents relating thereto with respect to the Business, until the expiration of the applicable statute of limitation (and, to the extent notified by any party hereto to the others, as applicable, any extensions thereof) with respect to the Tax periods to which such Tax Returns and other documents relate and, unless such Tax Returns and other documents are offered and delivered to the other parties hereto, as applicable, until the final determination of any Tax in respect of such periods. Notwithstanding the foregoing, no party hereto shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 6.5(h).

Section 6.6    Public Announcements. Any press releases, public announcements or other disclosures regarding the transactions contemplated hereby shall be made only with the mutual consent of Parent and Purchaser, except as required by Law or by a stock exchange or automated quotation system, in which case the party hereto required to make the release, announcement or disclosure shall allow the other parties hereto reasonable time to comment on such release, announcement or disclosure in advance of such release, announcement or disclosure.

Section 6.7    Labor Agreement.
(a)Purchaser acknowledges that PMC, PLC, OGR and OGLC (the “Signatory Companies”) are signatory to collective bargaining agreements with the United Mine Workers of America (the “Wage Agreements”) as disclosed on Section 4.14(a) of the Disclosure Schedule (as any such Wage Agreement shall be amended, restated, reformed, supplemented or otherwise modified from time to time). Purchaser agrees that the Signatory Companies will, on and after the Closing Date, comply with all of the terms of the Wage Agreements, including the obligation to contribute to the 1974 UMWA Pension Plan, in accordance with the terms of the Wage Agreements. In the event that any of the Signatory Companies withdraws from the 1974 UMWA Pension Plan at any time on or after the Closing Date, Purchaser and the Signatory Companies will be solely responsible for satisfaction of any withdrawal liability due to the 1974 UMWA Pension Plan pursuant to ERISA and for timely making any and all periodic or other payments of withdrawal liability required by Law, and none of Purchaser, any of the Signatory Companies or any Affiliate of or related to the Signatory Companies shall have any claim against Parent or Seller for payment of all or any portion of any withdrawal liability assessed against Purchaser, any of the Signatory Companies or any Affiliate thereof to Purchaser; provided, however, that this does not relieve or waive any obligations of Parent or Seller under their express representations, warranties and covenants in this Agreement or any breach by Parent or Seller thereof.
(b)In the event of complete or partial withdrawal from the 1974 UMWA Pension Plan by Purchaser takes place after the Closing Date, Purchaser shall pay or cause the Signatory Companies to pay each installment of withdrawal liability applicable to the Signatory Companies on or after the Closing Date prior to the due date of each such payment and shall provide Parent with notice of each installment payment. In the event of any breach by Purchaser of any of its obligations under this Section 6.7(b), Parent shall have the right to seek injunctive relief or to take any action necessary to prevent or cure any actual or threatened default by Purchaser.

Section 6.8    Further Action.
(a)For a period of 12 months from and after the Closing Date, each of the parties hereto shall (i) execute and deliver such documents and other papers, (ii) furnish or cause to be furnished to each other and their Representatives access (including the ability to make copies), during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party or any of its Affiliates), provided that any such assistance shall be furnished in such manner as to minimize disruptions to the continuing business of Parent and Seller, only to the extent Parent or Seller have personnel reasonably available to them to perform such assistance, and that any out-of-pocket costs attributable to such assistance shall be borne by Purchaser, and (iii) take such further actions, in each case as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby, including as is reasonably necessary for financial reporting, Tax and accounting matters and for defense or prosecution of any Actions.
(b)Without limitation of the foregoing, to the extent Purchaser’s payroll service provider is unable to timely provide its usual payroll services (including remission of pay and furnishing of year-end tax-related documentation (such as Forms W-2) to employees), solely for the period following the Closing Date through December 31, 2015, Parent and Seller shall (i) cooperate with Purchaser to cause such payroll service provider to provide such services using, if necessary, the payroll systems in use for the Business prior to Closing, (ii) fund the payroll (including, for the avoidance of doubt, accrued vacation) (and provide evidence of such funding to Purchaser), and (iii) if necessary, cause customary information to be inputted into such payroll systems to effectuate such usual payroll services; provided, however, that Purchaser acknowledges and agrees to reimburse Parent $2,000,000 of such payroll funding paid per sub-clause (ii) no later than December 31, 2016. The Parties further agree that neither Parent nor Seller shall be required to provide any payroll services or funding after December 31, 2015.
(c)In addition to the requirements set forth in Section 6.1 above, upon reasonable advance written notice from Parent, Purchaser agrees, and agrees to cause CNAC and the Subsidiaries, as applicable, to make site personnel (in particular the local accountants and controllers) available to Parent for a reasonable period, not to exceed six (6) months, following the Closing Date in order to provide information to Parent and Seller to assist in closing out Parent’s and Seller’s books.
(d)With respect to that certain Storage and Handling Agreement, dated July 1, 2010, between CNAC and IC Railmarine Terminal Co. (as assigned to Raven Energy, LLC on June 15, 2011), as disclosed in Sections 4.8(vi) and (xi) of the Disclosure Schedule, notwithstanding anything to the contrary herein, Parent agrees to pay, on behalf of CNAC, upon the written request of Purchaser, up to a maximum of $2,206,250, any liquidated damages assessed in connection with and pursuant to Section 4.1(a) of such Storage and Handling Agreement; provided, that to the extent that Purchaser shall confirm in writing at any time that such maximum amount shall be irrevocably reduced (without payment of the amount of such reduction by Parent), then Purchaser shall be entitled to apply the amount of such reduction on a dollar-for-dollar basis against Purchaser’s payment obligation pursuant to the proviso to Section 6.8(b). To accomplish the foregoing, promptly upon Parent’s receipt of such invoice, whether directly or from Purchaser or CNAC if received by them (in which event, Purchaser shall or shall cause CNAC to forward such invoice to Parent), Parent will pay the invoice when due in accordance with its terms.

Section 6.9    Tax Treatment. The parties hereto hereby acknowledge and agree that for Tax purposes the purchase of Units pursuant to this Agreement will be treated as the direct taxable purchase by Purchaser of the assets of CNAC and the Companies from Seller.

Section 6.10    U.S. Steel Notifications. With respect to those employees listed in Section 6.10(a) of the Disclosure Schedule, from and after the Closing Date, as each such listed employee retires, Purchaser agrees, in a timely manner, to notify U.S. Steel Corporation of such retirement, which notice will be sent in accordance with the instructions provided in Section 6.10(b) of the Disclosure Schedule.

Section 6.11    Release and Replacement of Bonds. Purchaser shall (i) file replacement surety bonds with the applicable Governmental Authority and cause the release of Parent’s Bonds within 45 days from the Closing Date or (ii) obtain assignments of such Bonds to Purchaser, in either case with the reasonable assistance of Parent and Seller. Purchaser shall reimburse Parent for (x) the pro rata portion of the annual premiums and (y) the monthly letter of credit interest charges, in each case related to the Bonds, starting from the date that is 45 days after the Closing Date and ending at such time that Purchaser obtains the release and replacement or assignment of the Bonds.

Section 6.12    Dismissal from Certain Pending Actions. From and after the Closing, Purchaser agrees to cooperate with Parent, at Parent’s expense, to cause Parent and any Affiliate of Parent (other than CNAC or a Subsidiary of CNAC) to be dismissed as a party to any Action for which CNAC or a Subsidiary of CNAC is, or Purchaser as of the Closing becomes, responsible, including all Actions set forth in Section 4.6 of the Disclosure Schedule (without giving effect for this purpose to any portions of Section 4.6 of the Disclosure Schedule that cross-reference other sections of the Disclosure Schedule) (such Actions set forth in Section 4.6 of the Disclosure Schedule (without giving effect for this purpose to any portions of Section 4.6 of the Disclosure Schedule that cross-reference other sections of the Disclosure Schedule) being the “Pending Actions”).

Section 6.13    Proceeds from Sale of Lucchini Account Receivable. With respect to the account receivable disclosed in Section 6.13 of the Disclosure Schedule (the “Lucchini Receivable”), to the extent that, after the Closing Date, any proceeds are received by Purchaser, CNAC or a Company relating to the sale, prior to the Closing, of the Lucchini Receivable, such recipient agrees to forward to Parent, promptly after such receipt of the same, any and all payments received in respect of the Lucchini Receivable (which Lucchini Receivable, the parties hereto agree, will not be included in the calculation of the Specified Current Assets, since it is fully reserved for in the Financial Statements).

Section 6.14    Escrow Agent Expenses. The fees and expenses of the Escrow Agent shall be paid by Purchaser.

Section 6.15    No Disparagement. After the Closing Date, (a) neither Parent nor Seller will disparage the Business, CNAC, any Company or Purchaser or any of their respective equity owners or Representatives and (b) Purchaser will not disparage Parent, Seller or any of their respective Affiliates (other than CNAC or any Subsidiaries of CNAC) or Representatives.

Section 6.16    Deposits. For the avoidance of doubt, Purchaser will retain all deposits of CNAC and its Subsidiaries for utilities and other purchased goods and services.

Section 6.17    Use of Cliffs Name. After the Closing, neither Purchaser nor CNAC shall, directly or indirectly, use or do business, allow any of its respective Affiliates to use or do business or assist any third party in using or doing business under the name “Cliffs” or any derivations thereof (or any other names confusingly similar to such names), provided that CNAC shall be able to continue to use “Cliffs” in its legal name and shall be permitted to exhaust any existing supplies of marketing, packaging and similar materials for a reasonable period of time following the Closing not to exceed 30 calendar days, after which time Purchaser shall cause CNAC to change CNAC’s legal name with the Secretary of State of the State of Delaware.

Section 6.18    Equity Certificates. Within five Business Days following the Closing, Parent and Seller shall deliver or cause to be delivered to Purchaser any and all certificates evidencing CNAC’s 100% equity ownership interest in the Subsidiaries of CNAC.

Section 6.19    Release of Guarantees. Purchaser shall use commercially reasonable efforts promptly after the Closing to obtain releases of the guarantees (or similar arrangements) of Parent, Seller and their Affiliates (other than CNAC and its Subsidiaries) that (a) are set forth in Section 4.8(iv) of the Disclosure Schedule (for the avoidance of doubt, not including any such guarantees (or similar arrangements) relating to Parent’s bank debt as provided to U.S. Bank National Association or Bank of America, N.A.) or (b) are otherwise are identified in writing from time to time after the Closing Date to Purchaser by Parent (collectively, the “Guarantees”). With respect to any Guarantee identified by Parent pursuant to sub-clause (b), promptly following such notice thereof to Purchaser, Purchaser shall use commercially reasonable efforts to obtain a release of such Guarantee. For the avoidance of doubt, “commercially reasonable efforts” for purposes of this Section 6.19 shall not require the payment of any out-of-pocket costs or expenses or payment of consideration to any party from which any such release is sought.

ARTICLE VII.
CLOSING DELIVERABLES

Section 7.1    Closing Deliverables. At the Closing:
(a)Parent and Seller shall execute and deliver to Purchaser the Disclosure Schedule.
(b)Seller shall execute and deliver to Purchaser the Bill of Sale.
(c)Parent, Seller, Purchaser and the Escrow Agent shall execute and deliver the Escrow Agreement.
(d)Parent, Seller and Purchaser shall execute and deliver the Override Right Agreement.
(e)Parent shall execute and deliver to Purchaser certifications that neither Parent nor Seller is a foreign person in accordance with Section 1445 of the Code.
(f)Parent shall deliver to Purchaser resignations of each of the directors and officers of CNAC and the Subsidiaries of CNAC set forth in Section 7.1(f) of the Disclosure Schedule.
(g)Parent shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that any and all (i) Tax sharing, allocation, compensation or similar Contracts that include one or more of CNAC or any Subsidiary of CNAC, on the one hand, and any other Person or Persons, on the other hand, and (ii) powers of attorney relating to Tax matters concerning CNAC or any Subsidiary of CNAC, have been terminated.
(h)Parent shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that the notices, consents and approvals set forth in Section 7.1(h) of the Disclosure Schedule have been secured.
(i)Parent shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that any Liens, other than the Permitted Liens and the Liens set forth in Section 7.1(i) of the Disclosure Schedule, on the assets of the Business have been released.
(j)Parent shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that, as of the Closing Date, CNAC and its Subsidiaries have (i) at least $25,000,000 of supplies and other inventories (not including coal inventories), (ii) at least $19,000,000 of trade accounts receivables that are not subject to any Liens, (iii) no more than $16,500,000 of accounts payable and (iv) no Indebtedness owing to any other Person.
(k)Parent shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that (i) all Indebtedness owed to CNAC or any Subsidiary of CNAC by Parent or Seller or any Affiliate of Parent or Seller (other than CNAC or any Subsidiary of CNAC) has been paid in full and (ii) all other intercompany agreements and arrangements (including any intercompany payables or receivables) between CNAC or any Subsidiary of CNAC, on the one hand, and Parent or Seller or any Affiliate of Parent or Seller (other than CNAC or any Subsidiary of CNAC), on the other hand, have been settled and terminated.
(l)Parent shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that all Taxes of CNAC and its Subsidiaries due and payable on or prior to Closing have been paid.
(m)Parent shall deliver or cause to be delivered to Purchaser copies certified by the Secretary (or equivalent) of each of CNAC and each Subsidiary of CNAC that its respective certificate of formation (or equivalent) and limited liability company agreement (or equivalent) (it being acknowledged that Beard Pinnacle does not have a limited liability company agreement (or equivalent)) attached thereto are true, correct and complete and in full force and effect as of the Closing Date.
(n)Parent shall deliver or cause to be delivered to Purchaser the company seal, equity transfer ledgers and minute books of each of CNAC and each Subsidiary of CNAC and originals or copies of all other books and records of each of CNAC and each Subsidiary of CNAC (or evidence satisfactory to Purchaser that CNAC and its Subsidiaries will be in the possession of such books and records at the Closing).
(o)Parent shall deliver or cause to be delivered a good standing certificate (or equivalent) of each of Parent, Seller, CNAC and each Subsidiary of CNAC dated no more than five Business Days prior to the Closing Date.

ARTICLE VIII.
SURVIVAL AND INDEMNIFICATION

Section 8.1    Survival. The representations and warranties contained in Article IV and Article V shall survive until 18 months after the Closing; provided, however, that the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.4, Section 4.12, Section 4.13, Section 4.15, Section 4.17, Section 5.1 and Section 5.7 and the representations and warranties as to title to assets in Section 4.9 and Section 4.10 shall survive in accordance with the applicable statute of limitations; provided, further, however, that if written notice of a claim has been given before the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. The representations and warranties contained in Article III shall survive in perpetuity. Any covenant or agreement that contemplates or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with its respective terms.

Section 8.2    Indemnification by Parent and Seller. Purchaser and its Affiliates, successors and assigns (each, a “Purchaser Indemnified Party”) shall, solely to the extent provided herein, be indemnified and held harmless by Parent and Seller (collectively, the “Seller Indemnifying Party”), jointly and severally, for and against any and all losses, damages, claims and judgments, including attorney’s fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), actually suffered or incurred by them (each, a “Loss” and collectively, “Losses”), arising out of or resulting from:
(a)the breach of any representation or warranty made by Parent or Seller contained in this Agreement, determined in each case without regard to qualification by Material Adverse Effect or materiality or similar exceptions or qualifications;
(b)the breach of any covenant or agreement of Parent or Seller contained in this Agreement;

(c)any foreign, federal, state or local income Taxes imposed on or payable by CNAC or any of its Subsidiaries for any Pre-Closing Period (or portion of any Straddle Period allocable to a Pre-Closing Period under Section 6.5(c));
(d)any claims of any broker, finder or other Person acting in a similar capacity on behalf of Parent, Seller or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Seller or any of their respective Affiliates; and
(e)any and all Actions incident to any of the foregoing or such indemnification.

Section 8.3    Indemnification by Purchaser. Parent and Seller and their respective Affiliates (other than CNAC and the Subsidiaries of CNAC), successors and assigns (each, a “Seller Indemnified Party”) shall, solely to the extent provided herein, be indemnified and held harmless by Purchaser (a “Purchaser Indemnifying Party”) for and against any and all Losses arising out of or resulting from:
(a)the breach of any representation or warranty made by Purchaser contained in this Agreement, determined in each case without regard to qualification by Material Adverse Effect or materiality or similar exceptions or qualifications;
(b)the breach of any covenant or agreement of Purchaser contained in this Agreement;
(c)any of the Pending Actions (but which, for the avoidance of doubt, shall not impact or offset any obligations pursuant to the Override Right Agreement or the Escrow Agreement);
(d)the Bonds as provided for in Section 6.11 and the Guarantees as provided for in Section 6.19 (notwithstanding whether any such Bonds or Guarantees are released and replaced or remain in effect after the Closing Date);
(e)any claims of any broker, finder or other Person acting in a similar capacity on behalf of Purchaser or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any of its Affiliates; and
(f)any and all Actions incident to any of the foregoing or such indemnification.

Section 8.4    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, except for claims based on fraud, which shall not be subject to the limitations in this Section 8.4:
(a)no amount of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 8.2(a) or Section 8.3(a) unless the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be, has given the Seller Indemnifying Party or the Purchaser Indemnifying Party, as the case may be, a Claim Notice with respect to such claim prior to the applicable Cut-Off Date; and
(b)the sole source of funds for the payment of any claims against the Seller Indemnifying Party pursuant to this Article VIII shall be payments (if any) made or to be made to the Escrow Account (and available after disbursement of monies from the Escrow Account for any matters set forth in the Escrow Agreement other than obligations covered by this Article VIII), which payments (if any) derive from the Override Right Agreement (and, accordingly, the Seller Indemnifying Party shall not be required to make any payments pursuant to this Article VIII in excess of the amounts (if any) provided by the Escrow Account via the Override Right Agreement (and available after disbursement of monies from the Escrow Account for any matters set forth in the Escrow Agreement other than obligations covered by this Article VIII)).

Section 8.5    Notice of Loss; Claims.
(a)An Indemnified Party shall promptly, and in any event within 30 calendar days, or, in the case of any Third Party Claim, within ten calendar days, after the Indemnified Party has in good faith determined that an event has occurred that would be reasonably expected to give rise to a right of indemnification under this Article VIII, notify the Indemnifying Party in writing of the matter that the Indemnified Party has in good faith determined gives rise or is reasonably expected to give rise to such right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), stating the amount of the Loss, if known, and method of computation thereof, describing in reasonable detail the facts and circumstances with respect to such matter and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (a “Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. Anything in this Article VIII to the contrary notwithstanding, notices for claims in respect of a breach of a representation or warranty must be delivered before the expiration of the survival period, if any, for such representation or warranty as specified in Section 8.1 (the “Cut-Off Date”).
(b)At any time after the receipt of a Claim Notice from an Indemnified Party pursuant to Section 8.5(a) regarding a Third Party Claim, the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim with all expenses to be paid by the Indemnifying Party and through counsel of its choice (provided that such counsel is not reasonably objected to by the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party and the proceeding or claim involves money damages and not an injunction or other equitable relief that could have an adverse effect on the Business; provided, however, that the Indemnifying Party shall reimburse the Indemnified Party’s expenses incurred in the defense of such Third Party Claim prior to the date (if any) the Indemnifying Party ultimately does assume such defense; provided, further, that if (i) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the Indemnifying Party’s financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party. If the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense. Whether or not the Indemnifying Party has exercised such right, the Indemnified Party shall make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party; provided, however, that any access to employees shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party and its Affiliates. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party; and in such event, the Indemnified Party shall consult with, and give due consideration to the advice of, the Indemnifying Party as may be reasonably requested by the Indemnifying Party regarding the defense of such Third Party Claim. Notwithstanding any other provision in this Article VIII, the Indemnifying Party shall not have the obligation to indemnify any Loss with respect to a Third Party Claim for which the Indemnified Party is conducting the defense if the Indemnified Party has failed to consult with the Indemnifying Party after the Indemnifying Party has requested, in writing, such consultation regarding such Third Party Claim. If the Indemnifying Party assumes the defense in accordance with this Section 8.5(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, neither the Indemnifying Party nor the Indemnified Party shall admit any Liability with respect to, or compromise, discharge or settle, such Third Party Claim without the other’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, if the Indemnifying Party assumes the defense of such Third Party Claim, no such consent shall be required if (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the Indemnified Party shall have no Liability with respect to any compromise or settlement of such Third Party Claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within 20 Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

(c)At any time after the receipt of a Claim Notice from an Indemnified Party pursuant to Section 8.5(a) regarding a non-Third Party Claim, the Indemnifying Party shall have 30 Business Days from the date of receipt of such Claim Notice in which to either pay the amount of the non-Third Party Claim or give written notice of its intent to dispute the non-Third Party Claim, in which case the Indemnifying Party and the Indemnified Party shall then be required to negotiate in good faith for a period not to exceed 15 Business Days to attempt to resolve the non-Third Party Claim. If the non-Third Party Claim is not disputed in a timely fashion as set forth above, the non-Third Party Claim shall be immediately due and payable upon expiration of the 30 Business Day notice period. If the non-Third Party Claim is timely disputed but not resolved within the 15 Business Day negotiation period, the non-Third Party Claim shall be resolved pursuant to Section 9.10.

Section 8.6    Nature of Payments. Any indemnity payments made under this Article VIII shall be treated for Tax purposes as an adjustment of the Consideration.

Section 8.7    Exclusive Remedy. Except in the case of fraud and except as provided in Section 2.3 and Section 2.4 and any Actions for injunctive relief or specific performance as set forth in this Agreement, any Action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement must be brought by the parties hereto in accordance with the indemnification provisions and applicable limitations of this Article VIII, which shall constitute the sole and exclusive remedy of all parties hereto and their Affiliates, successors and assigns for any such Actions.

ARTICLE IX.
MISCELLANEOUS

Section 9.1    Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.2    Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after it is sent for next day delivery by a nationally recognized overnight courier or (iii) at the time of delivery if personally delivered or if transmitted via facsimile (with confirmation of receipt), in each case addressed to the intended recipient as set forth below:

(a) if to Purchaser:
Seneca Coal Resources, LLC 15 Appledore Lane P.O. Box 87 Natural Bridge, Virginia 24578 Attention: Thomas M. Clarke
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, New York 10036-4039 Attention: David S. Baxter Facsimile: 212-858-1500

(b) if to Parent or Seller:
c/o Cliffs Natural Resources Inc. 200 Public Square, Suite 3300 Cleveland, Ohio 44114 Attention: James D. Graham, Chief Legal Officer Facsimile: 216-694-6509
with a copy to:
Hahn, Loeser & Parks LLP 200 Public Square, Suite 2800 Cleveland, Ohio 44114 Attention: Robert Ross Facsimile: 216-274-2559

Section 9.3    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.5    Entire Agreement. This Agreement and the documents referred to in Article VII constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between or among the parties hereto with respect to the subject matter hereof.

Section 9.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Purchaser may, without such prior written consent, at any time, (a) transfer or assign its rights, interests or obligations under this Agreement to one or more of its Affiliates, provided that, in the case of assignment of obligations, any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions herein, but no such assignment shall relieve Purchaser of its obligations hereunder, and (b) grant a security interest in its rights under this Agreement to its lender or lenders, if any, as security for Purchaser’s obligations to any such lender or lenders (and any such lender or lenders may exercise their rights and remedies with respect to such security interest). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.7    No Third Party Beneficiaries. Except as expressly provided herein (including Article VIII), (a) this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and (b) nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8    Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of Parent, Seller and Purchaser specifically referencing this Agreement.

Section 9.9    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstrating the inadequacy of money damages.

Section 9.10    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to Contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the District of Delaware and to the jurisdiction of any other competent court of the State of Delaware located in New Castle County (collectively, the “Delaware Courts”), preserving, however, all rights of removal to such federal court under 28 U.S.C. 1441 in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and (b) agrees not to commence any litigation relating thereto except in such courts. If the aforementioned courts do not have subject matter jurisdiction, then such proceeding shall be brought in any other state or federal court located in the State of Delaware, preserving, however, all rights of removal to such federal court under 28 U.S.C. 1441. Each party hereto hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties hereto shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction. Each of the parties hereto further agrees that service of any notice, process, summons or other document to such party’s respective address listed herein in one of the manners set forth in Section 9.2 shall be deemed in every respect effective service of process in any such Action.

Section 9.11    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.12    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (including email) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.13    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Any of the terms or conditions of this Agreement that may be lawfully waived may be waived in writing at any time by each party hereto that is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto, including the waiver of any failure of another party hereto to comply with any of its covenants, obligations or agreements herein contained, shall be binding only if set forth in an instrument in writing signed on behalf of such waiving party. No failure or delay to enforce any provision of this Agreement or in exercising any power, privilege or right under this Agreement shall be deemed to or shall constitute a waiver thereof nor in any way affect the validity of this Agreement or any part hereof or the right of any party hereto thereafter to enforce each and every such provision, and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any of the provisions of this Agreement shall be held to be a waiver of any subsequent breach or non-compliance.
{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or other authorized persons thereunto duly authorized.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ James D. Graham
Name: James D. Graham
Title: Executive Vice President, Chief Legal Officer and Secretary

CLF PINNOAK LLC

By:	/s/ Clifford T. Smith
Name: Clifford T. Smith
Title: President

SENECA COAL RESOURCES, LLC

By:	/s/ Thomas M. Clarke
Name: Thomas M. Clarke
Title: Treasurer

{Signature page to Unit Purchase Agreement}